Exhibit 10.15

December 16, 2004

Mr. Steven Nelson

[Address]

[Address]

Dear Steve:

Congratulations! We are pleased to confirm the terms and conditions of your promotion with Health Net, Inc (the “Company”). We are confident that you will continue to make a valuable contribution to the Company’s growth and development. Your signature will represent the discussions and agreements reached between you and the Company to amend the June 16, 2004 letter setting forth the terms and conditions of your employment by the Company (the “Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.

Accordingly, in conformance with Section 17 of the Agreement, you and the Company hereby agree and acknowledge that each of the sections of the Agreement listed below is amended and restated effective January 1, 2005 as follows:

1.	Salary. You will be paid a monthly base salary of $33,333.33, less applicable withholdings, (payable on a bi-weekly basis) (“Base Salary”), which covers all hours worked. Generally, your base salary will be reviewed annually but the Company reserves the right to change your compensation from time-to-time.

2.	Duties. Your job title will be President, Health Net Northeast and your position will be located in Shelton, Connecticut. Your responsibility will be for the overall management of the Company’s subsidiary Health Plans located in Connecticut, New Jersey and New York, but you may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on your skills and the needs of the Company. You will report to Jeffrey Folick, EVP Regional Health Plans and Specialty Companies, but your reporting relationship may be changed from time-to-time at the discretion of the Company.

7.

Stock Options. You have been granted an option to purchase 20,000 shares of the common stock of Health Net, Inc. on June 14, 2004. These options have a ten-year term and vest at the rate of 1/4th of the shares covered thereby on each of the first through fourth anniversaries of the grant date. Upon approval by the Compensation and Stock Option Committee of the Board of Directors of your achievement of documented performance goals, you will be granted an option to purchase 20,000 shares of the common stock of Health Net, Inc. If the Compensation and Stock Option Committee of the Board of Directors approves your achievement of the documented performance goals, you will be granted an additional 10,000 shares of common stock of Health Net, Inc. The 30,000 options granted to you will be granted under the applicable Health Net, Inc. Stock Option Plan, in accordance with and subject to each term of such plan and the Company’s form of option agreement as adopted by the Compensation and Stock Option Committee of the Board of Directors of the Company (the “Company”). These options will have a ten-year term (subject to earlier termination as provided in the Stock Option Agreement or the Stock Option Plan) and will have an exercise price equal to the closing sales price of the Common Stock on the date of grant. The option will vest at the rate of 50% on the 2nd anniversary, 25% on the 3rd anniversary and 25% on the 4th anniversary of the grant date. As set forth in the applicable Stock Option Plans and in the Stock Option Agreement used by the Company, vesting of your options may be accelerated upon the consummation of certain “Change in Control” transactions (as defined in such documents) subject to the terms and conditions of such documents. Please note that the definition of “Change in Control” contained in these documents is different in various respects from the definition set forth in Section 11(d) of your Agreement.

Except as expressly provided in this letter, the terms and conditions of the Agreement (including, without limitation, the at-will employment term) shall remain in full force and effect. Please confirm your agreement with and acceptance of these terms by signing one copy of this letter and returning it to me. The other copy is for your records. If you have any questions or there is any matter addressed in this letter that you wish to discuss further, please do not hesitate to contact me.

Sincerely,

/s/ Jay Gellert
Jay Gellert President & Chief Executive Officer

I agree to the amendments to the terms of my letter agreement of June 14, 2004 as set forth in this letter.

/s/ Steven H. Nelson
Steven H. Nelson

Date: December 16, 2004